Exhibit 10.1

AMENDMENT TO CONTRACT

FOR SALE (AND DELIVERY) OF FOREST PRODUCTS

This AMENDMENT TO CONTRACT FOR SALE (AND DELIVERY) OF FOREST PRODUCTS is made and entered into as of the 23rd day of May, 2006, by and between INTERNATIONAL PAPER COMPANY, a New York corporation (“IP”) and BLUE RIDGE PAPER PRODUCTS, INC., a Delaware corporation (“Blue Ridge Paper”).

WITNESSETH

WHEREAS, IP (as successor in interest to Champion International Corporation) and Blue Ridge Paper are parties to that certain Wood Chip Supply Agreement, dated May 14, 1999, as amended (the “Chip Agreement”), whereby IP agreed to sell and deliver and Blue Ridge Paper agreed to purchase and receive at its Canton, North Carolina Paper Mill (“Paper Mill”) certain hardwood chips and price chips (“Primary Chips”) pursuant to terms and conditions thereof; and

WHEREAS, IP and Blue Ridge Paper entered into that certain Contract for Sale (and Delivery) of Forest Products, dated February 5, 2004, as amended (the “Residual Chip Agreement,” and together with the Chip Agreement sometimes collectively referred to herein as the “Agreements”), whereby IP agreed to sell and deliver and Blue Ridge Paper agreed to purchase and receive at its Paper Mill certain residual hardwood chips (“Residual Chips,” and together with the Primary Chips sometimes collectively referred to herein as the “Chips”) pursuant to the terms and conditions thereof; and

WHEREAS, the parties hereto wish to further extend the term of the Agreements and to amend and modify the Residual Chip Agreement as hereinafter set out.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are herby acknowledged, the parties hereto agree that the Residual Chip Agreement shall be amended and modified as follows:

1.                                      Term. The term of the Agreements shall continue indefinitely until terminated by a party hereto upon thirty (30) days’ prior written notice to the other party.

2.                                      Residual Chips. IP shall make a good faith effort to purchase an incremental 21,000 tons of Residual Chips yearly to be delivered to the Royal Blue Chip Mill for shipment to Blue Ridge Paper’s Paper Mill. Said amount shall be over and above the volume commitment of 265,000 tons of Primary Chips pursuant to the Chip Agreement. Further, IP hereby grants to Blue Ridge Paper a right of first refusal with respect to the first 21,000 tons of Residual Chips it purchases and receives at its Royal Blue Chip Mill. IP will deliver said 21,000 tons of Residual Chips in increments of 400 – 500 tons (4 - 5 rail cars) per week in each given year.

3.                                      Storage, Shipping and Title / Risk of Loss. IP shall no longer be required to store the Residual Chips separately from the Primary Chips on IP’s pads at its Royal Blue Chip Mill. Further, both the Residual Chips and the Primary Chips may be loaded onto rail cars and shipped together to the Paper Mill and, except as modified by the following sentences of this section, the provisions of the Chip Agreement regarding the shipment of Chips shall remain in full force and effect and govern said shipments.

4.                                      Pricing. Pricing of all Chips delivered hereunder will be based on the blended volume of Primary Chips and Residual Chips. The blended price will be calculated by using a weighted average of the previous month’s average Residual Chips’ delivered costs, including the current 1.4% calculation for pre-screening loss, and the previous month’s average Primary Chips’ costs, including their processing, overhead and procurement costs. Any adjustments for price correction shall be made the last week of the month retroactively for the first day of that month. A breakdown of the volume ratio and prices of Primary Chips and Residual Chips will be made to Blue Ridge Paper upon requests.

5.                                      Additional Provisions. The Agreements shall remain in full force and effect except to the extent hereby modified and they are hereby ratified and confirmed by the parties hereto.

This Amendment shall be binding on the parties hereto and their respective successors and assigns.

Executed as of the date first hereinabove set out.

INTERNATIONAL PAPER COMPANY

By:	/s/ Jim Fitzgerald

Its:	Region Manager

BLUE RIDGE PAPER PRODUCTS INC.

By:	/s/ Robert M. Shanahan

Its:	VP Manufacturing

Jim Fitzgerald	1515 Bourne Street
Region Manager	Georgetown, SC
29440
PHONE 843 520 5600
FAX 843 527 1583

May 23, 2006

Dear Jerry:

Based on several discussions, the following is a summary of issues that International Paper and Blue Ridge Paper discussed and agreed to implement. These operational processes will become effective with our signatures acknowledging this agreement.

AGREEMENT OF PROVISIONS FROM FEBRUARY, 2006

1.               IP agrees to maintain a minimum on-hand inventory of chip tons as follows:

(a)     At the Royal Blue Chip Mill, IP will maintain an inventory of Hardwood Chip tons of not less than the quantity specified below for each corresponding month:

Month	Hardwood Chip Tons
January	18,000
February	16,000
March	14,000
April	12,000
May	12,000
June	10,000
July	10,000
August	12,000
September	14,000
October	16,000
November	19,000
December	20,000

(b)    At the Silverstreet Chip Mill, IP will maintain an inventory of Pine Chip tons of not less than the quantity specified below for the corresponding month:

Month	Hardwood Chip Tons
January	24,000
February	23,000
March	19,000
April	15,000
May	12,000
June	12,000

July	12,000
August	12,000
September	13,000
October	18,000
November	24,000
December	24,000

IP and Blue Ridge Paper agree that the inventory may be stored in both roundwood and chip form. Additionally, both parties agree that deviations from this schedule may be necessary from time to time and are acceptable if agreed to by both parties.

2.               IP will make every reasonable effort to offer substitute chips from other IP chipping locations for any shortfall of normal orders at Silverstreet or Royal Blue chip mills.

3.               IP will modify month end invoices to eliminate “partial week billings” for in-transit loads after the January 2006 invoice.

4.               Blue Ridge Paper further agrees to comply with the payment terms of the Wood Chip Supply Agreement dated May 14, 1999 and shall make payment to IP within seven days of the date of invoice. IP shall invoice Blue Ridge Paper weekly.

With Regards

/s/ Jim Fitzgerald
Jim Fitzgerald
Region Manager

AGREED TO AND ACCEPTED
BY:

BLUE RIDGE PAPER PRODUCTS, INC.

By:	/s/ Robert M. Shanahan

Its:	VP Manufacturing

Date:	7/12/06